Exhibit 10.82

Inspired by Simplicity.

Driven by Innovation.

Engineered with Excellence.

May 3, 2008

Jeanne Seeley

Re:          Terms of Employment Offer

Dear Jeanne:

This letter will confirm the terms of your offer of employment with Occam Networks, Inc. (“Occam Networks”).  Such terms are as follows:

1.     Position and Responsibilities.  You will serve in the position of Senior Vice President and Chief Financial Officer reporting to Bob Howard-Anderson, President & CEO.  It is anticipated that your first day of employment will be May 12, 2008.  You will assume and discharge such responsibilities as are commensurate with such position and as your manager may direct.  During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently.  In addition, you shall comply with and be bound by the operating policies, procedures and practices of Occam Networks in effect from time to time during your employment.

2.     At-Will Employment. You acknowledge that your employment with Occam Networks is for an unspecified duration that constitutes at-will employment, and that either you or Occam Networks can terminate this relationship at any time, with or without cause and with or without notice.

3.     Compensation.

a)       In consideration for your services, effective your first day of employment, you will be paid a base salary of $250,000 per year, payable semi-monthly in accordance with Occam Networks’ standard payroll practices.

b)      Executive Cash Incentive:  The target for your executive cash incentive will be 70% on an annualized basis.  Bonus target for the second half of fiscal 2008 will be at 35% of annual base salary and will be based 50% on Company financial performance (revenue and OPINC) versus plan, and 50% on personal objectives established by the CEO and approved by the compensation committee for the half year ending December 31, 2008.  Each payout will have a performance multiplier that will have the range of 50% payout for 90% achievement up to 150% payout for 120% achievement, scaled linearly in between.  Occam’s compensation committee has not determined the structure of any incentive compensation plan for executive officers for fiscal 2009, but Occam would expect, subject to your continued status as an executive officer, that you would participate in any such plan established by the compensation committee.

Occam Networks, Inc.	main +1.805.692.2900
6868 Cortona Drive	fax +1.805.692.2999
Santa Barbara, California 93117	www.occamnetworks.com

c)       If your employment is terminated by Occam Networks for any reason, with or without cause, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you for periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of Occam Networks (including any equity incentive and incentive compensation plans) shall be determined under the provisions of those plans.  If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under the benefit plans of Occam Networks.

4.     Other Benefits. You will be entitled to receive the standard employee benefits made available by Occam Networks to its employees to the full extent of your eligibility therefore.  You shall be entitled to 15 days of Paid Time Off (PTO) per year.  During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of Occam Networks that is available to employees generally.  Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

As an executive officer of Occam Networks, you will be entitled to the benefits outlined in the change of control severance agreement in the form approved by Occam’s compensation committee for all executive officers, which we will enter with you at the time you commence employment.

Occam Networks shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the company, upon prior authorization and approval in accordance with Occam Networks’ expense reimbursement policy as from time to time in effect.

5.     Stock Option. Subject to the approval of the compensation committee of the Board of Directors of Occam Networks, and under the terms and conditions of the Occam Networks 2006 Equity Incentive Plan and the approved stock option agreement for executive officers (net exercise form), you will be granted a non-statutory stock option to purchase 75,000 shares of Occam Networks’ common stock at an exercise price that is equal to the closing trading price of Occam Networks’ common stock on the date of grant (which may, in accordance with Occam Networks’ administrative policy relating to stock option grants be subsequent to the date of compensation committee approval). Additionally, subject to compensation committee approval, you will be granted 35,000 Restricted Stock Units (RSUs). Subject to your continuing to be a Service Provider (as defined in the 2006 Equity Incentive Plan), the common stock options will vest and become exercisable at the rate of 25% vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting thereafter in 36 equal monthly installments.  Also assuming continued status as a Service Provider, the RSUs will vest over a three year period as follows: 1/6th will vest upon the six month anniversary of the date of grant, 1/6th will vest on the first anniversary of the date of the grant, 1/3rd will vest on the second anniversary of the date of the grant, and 1/3rd will vest on the third anniversary of the date of grant.

6.     Confidential Information. You agree that your employment is contingent upon your execution of, and delivery to, Occam Networks of an Employment, Confidential Information and Invention Assignment Agreement in the standard form utilized by Occam Networks (the “Confidentiality Agreement”).

7.     Conflicting Employment. You agree that, during the term of your employment with Occam Networks, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Occam Networks is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Occam Networks.

8.     Federal Immigration Law. For purposes of federal immigration law, you will be required to provide to Occam Networks documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to Occam Networks within two (2) business days of your date of hire.

9.     General Provisions.  This offer letter will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state.

a)     This offer letters sets forth the entire agreement and understanding between Occam Networks and you relating your employment and supersedes all prior verbal discussion between us.  Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement.  Any change to the at-will term of this agreement must be executed in writing and signed by you and the President of Occam Networks.

b)    This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of Occam Networks and its respective successors and assigns.

c)     This offer letter expires as of the close of business on Friday, May 9, 2008.

Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter as soon as possible.  If you have any questions about this offer letter, please call me directly.

OCCAM NETWORKS, INC.

By:	/s/ Robert Howard-Anderson
Robert Howard-Anderson
President & Chief Executive Officer

* * * * * * * * * * * * *

ACCEPTANCE:

I accept the terms of my employment with Occam Networks as set forth herein.  I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

/s/ Jeanne Seeley	May 3, 2008
Jeanne Seeley	Date